UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Amendment No.

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

HOLLYWOOD ENTERTAINMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.*

☐	Fee paid previously with preliminary materials.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

PRESS RELEASE

HOLLYWOOD ENTERTAINMENT SETS FEBRUARY 16 RECORD DATE FOR SHAREHOLDERS

ELIGIBLE TO VOTE ON PROPOSED MERGER WITH MOVIE GALLERY

PORTLAND, Ore., February 10, 2005 — Hollywood Entertainment Corporation (Nasdaq: HLYW) today announced that February 16, 2005 is the record date for determination of shareholders entitled to receive notice of, and vote at, a special meeting to be held relating to its previously announced merger agreement with Movie Gallery, Inc. (Nasdaq: MOVI). A date for the special meeting has not yet been set.

Additional Information

The proxy statement that Hollywood plans to file with the SEC and mail to its shareholders will contain information about Hollywood, Movie Gallery, the proposed merger and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the merger. In addition to receiving the proxy statement and a white proxy card from Hollywood by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Hollywood, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from Hollywood. The proxy statement will also be available from MacKenzie Partners, Inc. by calling (800) 322-2885 toll-free or by email request to: proxy@mackenziepartners.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Hollywood.

Hollywood and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Hollywood’s shareholders with respect to the proposed merger. Information regarding any interests that Hollywood’s executive officers and directors may have in the transaction with Movie Gallery will be set forth in the proxy statement.

Contacts

Daniel Burch	(212) 929-5748
Larry Dennedy	(212) 929-5239
Bob Marese	(212) 929-5405

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